Exhibit 99.1

FOR IMMEDIATE RELEASE: May 26, 2022

Aspen Group Announces Preliminary Fourth Quarter and Fiscal Year 2022 Financial Results

Fiscal Year 2022 Revenue Increases 13% to $76.7 Million

NEW YORK, NY, May 26, 2022 (GLOBE NEWSWIRE) - Aspen Group, Inc. ("AGI") (Nasdaq: ASPU), an education technology holding company, today announced preliminary select financial results for the fourth quarter and fiscal year ended April 30, 2022.

Preliminary, unaudited revenue for the fiscal year 2022 rose by 13% to $76.7 million compared to $67.8 million last year, with preliminary fourth quarter revenue of $19.4 million compared to $19.1 million in the prior year quarter. As previously disclosed by the Company, on April 22, 2022, the Company entered into an agreement with an insurance company that issued an approximately $18.3 million surety bond as required by the State of Arizona. In the fourth quarter, AGI reduced marketing spend by $1.5 million from its original plan to ensure adequate available funds to collateralize the issuance of the bond.

The fourth quarter reduction in marketing spend combined with the improvement in revenue is expected to deliver a fourth quarter net loss in a range of ($2.4) million to ($2.1) million and Adjusted EBITDA, a non-GAAP financial measure (please refer to the reconciliation below), in a range of $0.3 million to $0.6 million. The company anticipates a lower fourth quarter cash burn than forecasted during the third quarter of approximately $1.0 million resulting in an ending unrestricted cash balance of approximately $6.5 million. Included in cash activity during the quarter is the receipt of proceeds from the $10 million convertible notes offset by the restriction of $5 million to collateralize the $18.3 million surety bond.

“We reduced our marketing spend in the fourth quarter to ensure adequate cash on hand to collateralize the surety bond requested by the State of Arizona. Although we reduced spend, the size of our active student body was consistent with our initial plan for the quarter resulting in revenue that met our expectations and positive Adjusted EBITDA exceeding our forecast,” stated Michael Mathews, Chairman and CEO of AGI.

Mathews continued, “To further enhance our liquidity position, we are in active discussions with potential lenders regarding an accounts receivable financing facility that would satisfy our cash flow needs until the company achieves positive cash flow from operations. We expect to close this facility prior to our fourth quarter earnings call on July 19, 2022.”

Conference Call

Aspen Group, Inc. will host a conference call to discuss its fourth quarter fiscal year 2022 results and business outlook on Tuesday, July 19, 2022, at 4:30 pm ET. Aspen Group, Inc. will issue a press release reporting results after the market closes on that day.

For additional information on the financial statements and performance, please refer to the Aspen Group, Inc. Form 10-K for the fiscal year 2022 and fourth quarter 2022 Financial Results Presentation published on the Company’s website when the quarter is announced at www.aspu.com, on the Presentations page under Company Info.

Non-GAAP – Financial Measures

This press release includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income (loss), operating income (loss), and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of AGI nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe that management, analysts, and shareholders benefit from referring to the following non-GAAP financial measures to evaluate and assess our core operating results from period-to-period after removing the impact of items that affect comparability. Our management recognizes that the non-GAAP financial measures have inherent limitations because of the excluded items described below.

AGI defines Adjusted EBITDA as EBITDA excluding: (1) bad debt expense; (2) stock-based compensation; and (3) non-recurring charges. The following table presents a reconciliation of net loss to EBITDA and Adjusted EBITDA ranges (in millions):

Fiscal Q4 2022 Range
Net loss*	($2.4) - ($2.1)
Interest expense, net	0.4
Taxes	—
Depreciation and amortization	0.9
EBITDA	($1.1) - ($0.8)
Bad debt expense	0.5
Stock-based compensation	0.6
Non-recurring charges	0.3
Adjusted EBITDA*	$0.3 - $0.6

*Does not include a potential impairment of United States University (USU) goodwill. The potential impairment is the result of the decline in the enterprise value of AGI as determined by the current share price. USU continues to be profitable and perform according to expectations with fiscal year 2022 year-over-year revenue growth of 25% and fiscal year 2022 net income margin of over 16%.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding our expected 2022 net loss and Adjusted EBITDA, the potential closing of an account receivable financing facility by July 19, 2022 and the anticipated cash flow sufficiency resulting from it. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include whether we will be required by GAAP to reduce our goodwill due to our market price, the results of the lender’s continuing due diligence and contractual difficulties arising with the potential lender, the continued demand of nursing students for the new degree programs, Aspen University’s ability to successfully achieve required NCLEX first-time pass rates in Arizona in calendar 2022, student attrition, national and local economic factors including whether inflation and Federal Reserve interest rate increases in response, and/or COVID-19, will continue to have an adverse effect on the economy, uncertainties arising from the Russian invasion of Ukraine including its effect on the U.S. economy,  supply chain issues and the labor market, competition from nursing schools in local markets, the competitive impact from the trend of non-profit universities using online education and consolidation among our competitors. Other risks are included in our filings with the SEC including our Form 10-K for the year ended April 30, 2021, as amended by the Form 10-Q for the fiscal quarter ended January 31, 2022. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Aspen Group, Inc.

Aspen Group, Inc. is an education technology holding company that leverages its infrastructure and expertise to allow its two universities, Aspen University and United States University, to deliver on the vision of making college affordable again. For more information, visit www.aspu.com.

Contact Information:

Hayden IR

Kimberly Rogers

(385) 831-7337

Kim@HaydenIR.com